CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXHIBIT 10.22

RESEARCH AND TECHNOLOGY AGREEMENT

This Research and Technology Agreement (the “Agreement”) is made effective as of  January 24,  2001 (the “Effective Date”) between INTRABIOTICS PHARMACEUTICALS, INC., a Delaware  corporation, having its principal place of business in Mountain View, California (hereinafter referred to as “INTRABIOTICS”), and NEW CHEMICAL ENTITIES, INC., a Delaware  corporation having a principal place of business in Bothell, Washington (hereinafter referred to as “NCE”).

WHEREAS, INTRABIOTICS is a biotechnology company involved in the development of products useful for the treatment of infectious diseases or conditions;

WHEREAS, NCE has created a collection of proprietary natural products, related drug discovery libraries and technologies to facilitate lead drug discovery; and

WHEREAS, the parties wish to collaborate to identify compounds within NCE’s proprietary drug discovery libraries which have anti-fungal or anti-bacterial activities, to identify compounds that INTRABIOTICS may develop and commercialize.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.          DEFINITIONS

             1.1         “Activity” means a response as measured in a specific drug screen, at a level to be determined [ * ] in the course of the Research Program.

             1.2         “Confidential Information” shall have the meaning set forth in Section 7.1.

             1.3         “Disclosing Party” shall have the meaning set forth in Section 7.1.

             1.4         “Diversity Library” means NCE’s library of unfractionated natural product extracts as it exists as of the Effective Date.

             1.5         "Exclusive Research Program Patents” means all patents and patent applications, both foreign and domestic, including, without limitation, provisionals, converted provisionals, continuations, divisionals or continuations in part, (i) covering Exclusive Research Program Technology; or (ii) that claim methods of making or isolating a compound(s) within an Identified Compound Family, provided that such claimed method of making or isolating is limited only to such compound(s).

             1.6         “Exclusive Research Program Technology” means all information, know-how, trade secrets, inventions and data made during the course of the parties’ performance under the Research Program that are directed to a composition, formulation or use of a compound within an Identified Compound Family.  Exclusive Research Program Technology does not include information, know-how, trade secrets, inventions or data applicable to methods of making, separating, or purifying compounds within an Identified Compound Family.

             1.7         “[ * ] Product” means the [ * ] Product for which a party has paid to the other party the royalty payment in Section [ * ].

             1.8         “FTE” means one (1) full time equivalent research employee of NCE.

             1.9         “Identified Compound(s)” means (i) a compound(s) that has Activity against a Target, (ii) that is obtained from a Screening Library and (iii) the chemical structure of which INTRABIOTICS requests in writing that NCE identify pursuant to this Agreement.

             1.10       “Identified Compound Family” means an Identified Compound and all [ * ] as determined by the Research Committee according to the procedure set forth in Appendix B, and mutually agreed to in writing by both parties.

             1.11       “Material” means microorganism cultures or strains provided to INTRABIOTICS pursuant to Section 3.10.

             1.12       “NCE Patents” means all patents and patent applications, both foreign and domestic including without limitation, provisionals, converted provisionals, continuations, divisionals or continuations in part covering NCE Technology.

             1.13       "NCE Research Program Patents" means all patents and patent applications, both foreign and domestic, including, without limitation, provisionals, converted provisionals, continuations, divisionals or continuations in part, covering NCE Research Program Technology.

             1.14       "NCE Research Program Technology" means all information, know-how, trade secrets, inventions and data that are made during the course of the parties’ performance under the Research Program that are not Exclusive Research Program Technology.

             1.15       “NCE Technology” means and includes technology, data, information, know-how and inventions, in each case that is useful for producing or isolating a compound within an Identified Compound Family and that was owned by NCE prior to the Effective Date.

             1.16       “Net Sales”means the gross amount invoiced by INTRABIOTICS for the sale to a third party of Product in finished form by INTRABIOTICS, its affiliates or its sublicensees, as applicable, less the following deductions:

                                         (i)                       Amounts repaid or credited by reason of timely rejections, returns or recalls;

                                         (ii)                      Taxes, excises or other governmental charges upon or measured by the production, sale, transportation, delivery or use of goods;

                                         (iii)                     Transportation and delivery charges actually incurred and separately included as an item in the invoice, or as verified by other documentation including shipping insurance and packing costs;

                                         (iv)                     Normal and customary trade, cash and quantity discounts and allowances granted to third parties, including mandatory rebates to governmental agencies; and

                                         (v)                      Third Party royalties owed with respect to Product.

             For any Products sold in combination with another product (“Combination Products”), where amounts received by INTRABIOTICS are attributable to sales of such Combination Products, then Net Sales will be calculated for such combination product by multiplying the actual Net Sales of such combination product [ * ].  If, on a country-by-country basis, the Combination Products in the combination are not sold separately in said country, Net Sales for the purpose of determining royalties of the combination product shall be calculated by multiplying actual Net Sales of such combination product by [ * ].  If, on a country-by-country basis, neither the Product nor the Combination Products included in the combination product is sold separately in said country, Net Sales for the purposes of determining royalties of the combination product shall be determined by the parties in good faith on the basis of respective fair market values.

             1.17       "Other Product" means a Product for use in the Product Field that is not a Screening Product.

             1.18       “Premium Library” means NCE’s library of fractionated natural products extracts as it exists as of the Effective Date.

             1.19       “Product” means a product that is or includes a compound within an Identified Compound Family(s) in all formulations and for all uses.

             1.20       “Product Field” means any diagnostic, preventive or therapeutic application.

             1.21       “Receiving Party” shall have the meaning set forth in Section 7.1.

             1.22       “Requested Unavailable Compound(s)” shall have the meaning set forth in Section 2.7.

             1.23       “Research Program” means the work to be performed pursuant to the plan set forth in Appendix B, by INTRABIOTICS, and by NCE in identifying the chemical structure of Identified Compound(s) that is paid for by INTRABIOTICS.

             1.24       "Research Term" means the initial [ * ] term of the Research Program or any extension thereof agreed to by the parties in writing.

             1.25       “Screening Data” means the data resulting or derived from the screening of the libraries by INTRABIOTICS, including but not limited to the data describing the specific Activity of each of the samples of interest to INTRABIOTICS, including [ * ].

             1.26       “Screening Field” means the identification of compounds having anti-bacterial or anti-fungal properties.

             1.27       “Screening Libraries” means individually and collectively the Diversity Library and Premium Library.

             1.28       "Screening Product" means a Product for use as an anti-bacterial agent or anti-fungal agent in each case in the Product Field.

             1.29       “Successive Products” means all Products for which a party makes the royalty payment set forth in Section 5.6 after it has made such payment for the [ * ] Product.

             1.30       “Target” means INTRABIOTICS’ targets of interest as listed in Appendix B, as may be amended from time to time by INTRABIOTICS during the Research Program.

             1.31       “Technology Access Fee” shall have the meaning set forth in Section 5.2.

             1.32       “[ * ]” means the [ * ] Product for which a party makes the royalty payment set forth in Section [ * ].

2.          SCREENING LIBRARIES

             2.1         Upon INTRABIOTICS’ request, NCE shall supply to INTRABIOTICS one (1) aliquot, [ * ] of no less than the equivalent of [ * ] of the original [ * ] or [ * ] of each sample, [ * ] in the Screening Libraries, at NCE’s expense, in accordance with Appendix A.

             2.2         INTRABIOTICS agrees that all right, title and interest in and to the Screening Libraries shall be vested in NCE.  NCE shall be free to provide the Screening Libraries to third parties for screening purposes both inside and outside the Screening Field.

             2.3         INTRABIOTICS agrees that the Screening Libraries: (i) will be maintained and used by INTRABIOTICS only at the sites designated in Appendix C; (ii) will not be transferred to any other location; (iii) will only be used by employees of INTRABIOTICS, or its permitted sublicensees and those consultants of INTRABIOTICS who agree to be bound by the terms and conditions of this Agreement including but not limited to this Section 2.3 listed in Appendix C, who will require access thereto for the performance of this Agreement; (iv) will only be used for screening against the Targets and for no other purpose, with such use permitted only during the [ * ] period following the date that the relevant Screening Library is received by INTRABIOTICS; (v) that INTRABIOTICS will not attempt to identify any of the components contained in the Screening Libraries except as expressly permitted in Section 2.5 with respect to [ * ]; and (vi) will not be transferred to any third party except in connection with a sublicense pursuant to Section 4.1.  INTRABIOTICS may, in its sole discretion, amend Appendix B from time to time to add targets to the Target list.

             2.4         In the event that INTRABIOTICS uses the Screening Libraries for any purpose not permitted under this Agreement, in addition to any other remedies NCE may have, NCE may cause INTRABIOTICS to (i) assign to NCE all right, title and interest to all intellectual property arising from such use (except to the extent such intellectual property would also cover a permitted use) and (ii) execute those documents as requested by NCE necessary to document and/or perfect the assignment of such intellectual property.

             2.5         INTRABIOTICS shall have the right to conduct [ * ] studies of the samples contained in the Screening Libraries, solely in order to identify a [ * ] of such sample likely to demonstrate Activity. Such studies will not include attempts to identify the chemical structures of any components of any such [ * ].  INTRABIOTICS and its designees’ rights to such [ * ] and such [ * ] methods shall be used solely for the benefit of INTRABIOTICS or NCE, as applicable, under this Agreement.

             2.6         In the event that INTRABIOTICS desires to isolate and/or identify the chemical structure of a  compound within a Screening Library, INTRABIOTICS agrees, except to the extent permitted under under Section 2.5,  that it will not attempt to perform such separation and or identification itself, and will not request any person or entity other than NCE to perform such separation or identification.

             2.7         Should INTRABIOTICS [ * ] the Screening Libraries which exhibit the relevant Activity, and should INTRABIOTICS desire to learn the chemical structure of the compound exhibiting such Activity, INTRABIOTICS may, at its election and in its sole discretion, request in writing that NCE disclose to INTRABIOTICS the chemical structure of such compound (which shall be known thereafter as an Identified Compound). INTRABIOTICS shall provide NCE with all Screening Data which it has accumulated regarding such [ * ] in electronic format. NCE shall conduct statistical analyses of the Screening Data provided by INTRABIOTICS and perform such other work as necessary to determine the chemical structure of the Identified Compound. NCE shall conduct these analyses under a mutually agreed timetable established after the submission of such Screening Data by INTRABIOTICS. Both parties acknowledge that [ * ].  Promptly following identification by NCE of the structure of the Identified Compound, NCE shall provide INTRABIOTICS with the chemical structure of the Identified Compound and the relevant underlying data and statistical analysis that NCE relied on in making such determination (the “Written Materials”), and INTRABIOTICS shall have thirty (30) days from receipt of such chemical structure and Written Materials to accept the licenses set forth in Article 3 with respect to the relevant Identified Compound Family in accordance with the procedures set forth in Section 3.2.  INTRABIOTICS shall reimburse NCE as described in Sections 2.8 and 2.9 for the work performed in conducting such data analysis.  If NCE has granted rights to the compound of interest to a third party prior to identifying the chemical structure of such compound for INTRABIOTICS, such compound shall be designated “Requested Unavailable Compound(s).”  If at any time during the term of this Agreement, NCE is able to grant to INTRABIOTICS a license to any or all of such Requested Unavailable Compound(s), NCE shall so notify INTRABIOTICS in writing and such Requested Unavailable Compounds shall be deemed Identified Compounds under this Agreement if the parties mutually agree to the terms of a license.

             2.8         NCE agrees to commit the personnel, facilities, expertise and other resources reasonably necessary to perform its responsibilities under the Research Program. During each year of the Research Program, NCE will, at INTRABIOTICS’ expense in accordance with Section 2.9, maintain a minimum of [ * ] and a maximum of [ * ] devoted to performing NCE’s responsibilities under the Research Program, each of whom shall be appropriately qualified to perform such work.  The number of FTEs allocated by NCE shall be set forth in Appendix B, as amended from time to time by mutual consent of the parties.  In addition, from time to time, upon the parties’ mutual agreement, NCE will maintain at INTRABIOTICS’ cost additional FTEs in excess of [ * ] committed to performance of work under the Research Program.  In the first year, INTRABIOTICS agrees to fund [ * ] at NCE under the Research Program.

             2.9         INTRABIOTICS agrees to pay NCE research funding based on the number of FTEs of NCE involved in performing research activities under the Research Program, both during the initial [ * ] term thereof and any extensions to which the Parties may agree, as determined under Section 2.8. For each such FTE, INTRABIOTICS shall pay NCE at an annualized rate of [ * ] per FTE, per year.  [ * ].

             2.10       INTRABIOTICS acknowledges that the Screening Libraries and [ * ] thereof, as well as Identified Compounds, are experimental products of unknown toxicity and hazard, and are furnished solely for research purposes.  During the term of this Agreement, NCE shall inform INTRABIOTICS of any actual or potential toxicity or other possible hazardous property or handling condition related to the Screening Libraries and parts thereof, as well as Identified Compounds, which are known to NCE.  INTRABIOTICS agrees to take all reasonable precautions and conform with all applicable local regulations in the handling, storage, use and disposal of the Screening Libraries and parts thereof, as well as Identified Compounds.

             2.11       The parties agree to cooperate with each other with respect to the Research Program.

             2.12       NCE agrees to provide to INTRABIOTICS technical information available to NCE that is reasonably requested by INTRABIOTICS to enable INTRABIOTICS to use the Screening Libraries for screening against Targets during the Research Term as permitted by this Agreement and INTRABIOTICS shall have the right to use such technical information for such purpose.

3.          CLINICAL AND COMMERCIAL LICENSES.

             3.1         Subject to the terms and conditions of this Agreement, NCE grants to INTRABIOTICS:

                           (i)          a worldwide exclusive license, with the right to sublicense, under Exclusive Research Program Patents and Exclusive Research Program Technology to conduct research and development with respect to, and to make, have made, use, sell, offer to sell and import Product for use in the Product Field;

                           (ii)         a worldwide non-exclusive license, with the right to sublicense,  under NCE Research Program Patents, NCE Research Program Technology, NCE Technology and NCE Patents to make and have made Product, in research quantities as permitted under Section 3.8, and under then-current GMP conditions to support the clinical program and for commercialization of such Product.

             3.2         Commencing upon receipt by INTRABIOTICS, pursuant to Section 2.7, of (i) the chemical structure of the relevant Identified Compound and (ii) written notice that rights to such Identified Compound are available for license, INTRABIOTICS shall have thirty (30) days in which to accept the licenses set forth in Section 3.1 with respect to the relevant Identified Compound Family and pay the sum due pursuant to Section 5.4, and such licenses shall be effective upon the date such sum is paid to NCE.  INTRABIOTICS acknowledges and agrees that if INTRABIOTICS fails to make the payment required under Section 5.4 when due, it shall have no further right to obtain such license with respect to the relevant Identified Compound Family.

             3.3         INTRABIOTICS shall make reasonable commercial efforts to develop and commercialize Products.  In the event that INTRABIOTICS, in its sole discretion, is not interested in pursuing research, development and commercialization of at least one compound within an Identified Compound Family, INTRABIOTICS shall notify NCE thereof in writing.  If requested by NCE, INTRABIOTICS shall grant to NCE a worldwide exclusive sublicense (with the right to further sublicense) under the Exclusive Research Program Patents, and Exclusive Research Program Technology, each to the extent they are directed to such abandoned Identified Compound Family, to make, have made, use, sell, offer to sell and import Product, and NCE shall pay to INTRABIOTICS all future milestone payments and royalties that would have been paid by INTRABIOTICS to NCE under Section 5.5 with respect to such Product.  INTRABIOTICS shall provide to NCE all records and files related to any patents required to be licensed to NCE pursuant to this Section 3.3, and shall execute such documents and reasonably cooperate with NCE as may be necessary to perfect and maintain such patent protection or term extension.  NCE shall promptly reimburse INTRABIOTICS for all reasonable expenses that INTRABIOTICS incurs in connection with rendering this assistance.  Effective on the date of grant from INTRABIOTICS, NCE shall assume all responsibility for prosecuting, maintaining and defending, at NCE’s cost and expense, the relevant Exclusive Research Program Patent(s).

             3.4         At the request of NCE, INTRABIOTICS shall actively and in a timely fashion and using reasonable efforts consider granting to NCE a worldwide, exclusive sublicense under the relevant Exclusive Research Program Technology and Exclusive Research Program Patents, to make, have made, use, sell, offer to sell and import one or more Other Products for the purpose of granting a further sublicense to a third party.  The decision to grant a sublicense shall be at INTRABIOTICS sole discretion. In such event, NCE shall pay to INTRABIOTICS [ * ] of the sublicense and milestone fees and royalties received by NCE for and under such sublicense.

             3.5         (a)         During the Research Term, NCE shall retain, consistent with its usual commercial practices, all microbial cultures from which the samples, [ * ] provided to INTRABIOTICS were fermented or otherwise obtained or derived.

                           (b)        At the written request of INTRABIOTICS, NCE shall identify, maintain and retain in the possession of NCE the microbial culture that produces an Identified Compound or Identified Compound Family specified in such writing by INTRABIOTICS to the extent that such microbial culture is within the possession and control of NCE at the time of the request, using commercially reasonable efforts to maintain viability of each such culture.  Subject to Section 3.5(a), NCE shall not be obligated to retain more than [ * ] microbial cultures under this Section 3.5(b).  Where required for the filing or granting of an Exclusive Research Program Patent pursuant to this Agreement, as reasonably determined by counsel for INTRABIOTICS, NCE will cooperate with INTRABIOTICS in the required deposit of the producing culture with ATCC or such other mutually acceptable depository.   INTRABIOTICS shall be responsible for all fees and expenses charged by the depository.

             3.6         INTRABIOTICS shall make payment to NCE for each microbial culture that is retained by NCE pursuant to Section 3.5(b), as follows:

             (i)          [ * ] per year for the first culture and [ * ] per year for each additional culture.

             (ii)         The amount of Section 3.6(i) shall be paid for each culture at the time of the request and shall be prorated as appropriate for the balance of the calendar year in which the request is made.  For each additional calendar year the applicable amount shall be due and payable on the first business day of the calendar year.

             3.7         NCE shall have the right to supply to INTRABIOTICS compounds of an Identified Compound Family for research purposes at the FTE rate set forth in Section 2.9.  INTRABIOTICS agrees to purchase all of INTRABIOTICS’ research requirements of compounds within an Identified Compound Family that NCE is willing to supply except those quantities of compounds that can be made using synthetic methods, and shall make all orders of compounds in writing, specifying quantity and delivery dates.  Not later than thirty (30) days after the date of such written order, NCE shall confirm in writing the quantity of compound that it will supply and the delivery dates.

             3.8         INTRABIOTICS shall have the right to produce or to obtain from a third party such quantities of compound that NCE does not confirm it will supply on the requested reasonable delivery dates, or that, despite confirmation of INTRABIOTICS’ order, NCE does not deliver on the requested delivery date or such other delivery date as is mutually agreed upon.

             3.9         Upon written request of INTRABIOTICS to NCE, if available to NCE, NCE shall provide to INTRABIOTICS a microbial culture that produces the compound within the Identified Compound Family that is or is included in a Product under development by INTRABIOTICS (the “Commercial Product”). INTRABIOTICS shall pay NCE [ * ] concurrent with the delivery of such written request.

             3.10       INTRABIOTICS shall have the right to use the culture for making and having made the Commercial Product under then-current GMP conditions for clinical and commercial uses and INTRABIOTICS agrees to use such culture obtained pursuant to Section 3.10 only for such purposes as are permitted under the non-exclusive license grant set forth in Section 3.1(ii) and only for the period that INTRABIOTICS retains a license under this Agreement for such Commercial Product.

             3.11       INTRABIOTICS agrees that INTRABIOTICS will use NCE Technology, NCE Research Program Technology and Exclusive Research Program Technology only as licensed under this Agreement and only for the period of the license grant.

4.          RESEARCH LICENSE

             4.1         NCE hereby grants to INTRABIOTICS a non-exclusive, worldwide, royalty-free license, with the right to grant sublicenses to the third party contractors named in Appendix C, to use the Screening Libraries in the Screening Field to conduct the Research Program in accordance with this Agreement.

             4.2         INTRABIOTICS shall have the right to have such screening performed by the contractors listed in Appendix C, provided that such contractors agree in writing to be bound by the terms and conditions of this Agreement with respect to use of the Screening Libraries including, but not limited to, Section 2.3.  The screening work performed by such contractors shall be considered work performed by INTRABIOTICS for the purposes of this Agreement,

             4.3         No licenses, other than those expressly granted in this Agreement, whether express or implied, are granted by this Agreement.

5.          FEES

             5.1         INTRABIOTICS agrees to pay to NCE an initial payment of [ * ] payable upon the Effective Date.

             5.2         INTRABIOTICS shall pay to NCE a “Technology Access Fee” of [ * ] which shall be due and payable in [ * ] due each quarter. The first such installment shall be due upon the Effective Date and each of the following [ * ] payments shall be due on the first day of each calendar quarter following the first calendar quarter of 2001.  [ * ].

             5.3         In the event that this Agreement is terminated for any reason other than breach by NCE, any portion of the Technology Access Fee that has not been paid, shall become immediately due and payable.

             5.4         (a)         INTRABIOTICS shall pay to NCE the following payments:

i.                         [ * ] payable with respect to the [ * ] within [ * ] after NCE provides to INTRABIOTICS the structure of the [ * ] and notifies INTRABIOTICS in writing that NCE has not granted rights to a third party with respect to such [ * ].

ii.                        [ * ] payable with respect to [ * ] after NCE provides to INTRABIOTICS the structure of [ * ] and notifies INTRABIOTICS in writing that NCE has not granted rights to a third party with respect to such [ * ].

             5.5         INTRABIOTICS shall pay to NCE the following payments not later than [ * ] after the achievement of the corresponding milestone event:

             i.                          [ * ]*

             ii.                        [ * ]*

             iii.                       [ * ]*

             iv.                       [ * ]**

             *           [ * ]

             **         [ * ]

             Each party acknowledges that although INTRABIOTICS desires to develop several Products under this Agreement, there is no guarantee that INTRABIOTICS will be able to develop any Products under this Agreement.

             [ * ].

             5.6         Subject to Section 5.8, INTRABIOTICS will pay to NCE royalty payments of (i) [ * ] of Net Sales of the [ * ], and (ii) [ * ] of Net Sales of the [ * ].

             i.                          If [ * ] is a [ * ] product then the royalty payment owed shall be reduced by [ * ]

             ii.                        The parties shall each keep complete and accurate records pertaining to the sale or other disposition of all Products for which royalty payments are due hereunder and the royalty payments and other amounts payable under this Agreement in sufficient detail to permit the receiving party to confirm the accuracy of all payments due hereunder.  The receiving party shall have the right to cause an independent, certified public accountant to audit such records to confirm the paying party’s or its licensee’s Net Sales as reported hereunder and royalty payments for the preceding year.  Such audit rights may be exercised no more often than once a year, within three (3) years after the calendar quarter to which such records relate, upon reasonable notice to the party whose records are being audited and during normal business hours.  The party conducting the audit will bear the full cost of such audit unless such audit discloses an underpayment of more than ten percent (10%) from the amount of royalty payments due.  In such case, the audited party shall bear the full cost of such audit.  Within thirty (30) days of the completion of such audit, the audited party shall pay to the other party the amount of any underpayment disclosed in such audit.  The terms of this Section 5.6 shall survive any termination or expiration or termination of this Agreement for a period of three (3) years.

             5.7         INTRABIOTICS agrees that INTRABIOTICS will not research, develop, make, use or sell Identified Compound and/or Product without making the payments of Sections 5.2 and 5.4 of this Agreement.

             5.8         In the event that INTRABIOTICS grants a license to a third party to make, have made, use, import, offer for sale or sell Other Product, then INTRABIOTICS shall pay to NCE the greater of (i) [ * ] of the license and milestone fees and royalties received by INTRABIOTICS for and under such license or (ii) the amounts [ * ] from INTRABIOTICS with respect to such Other Product under [ * ].

             5.9         The royalty obligations under Section 5.6 shall expire on a Product-by-Product and country-by-country basis on the later of (i) ten (10) years from the date of first commercial sale of a royalty-bearing Product in the relevant country or (ii) the expiration of the last to expire Exclusive Research Program Patent covering the Product in such country.

6.          INTELLECTUAL PROPERTY

             6.1         Inventorship of any inventions arising out of the Research Program shall be determined according to U.S. patent law.  NCE shall own all right, title and interest in the NCE Research Program Patents, Exclusive Research Program Patents, Exclusive Research Program Technology and NCE Research Program Technology in each case, regardless of inventorship.  INTRABIOTICS shall own all Screening Data and all intellectual property rights related thereto.

             6.2         Each party shall continue to own all intellectual property owned by such party prior to the Effective Date.

             6.3         Except as provided in this Section 6, each party shall file, prosecute, defend and maintain, at its sole discretion and expense, any and all patent applications and patents covering technology owned by such party.

             6.4         INTRABIOTICS shall have the right to file, prosecute, maintain and defend, at the cost and expense of INTRABIOTICS and with counsel selected by INTRABIOTICS, the Exclusive Research Program Patents.

             6.5         Both parties shall cooperate as necessary to effect the intentions of this Section 6 including, without limitation:

                           (a)  executing all papers and instruments, or using reasonable efforts to cause its employees or agents to execute such papers and instruments, so as to effectuate the ownership of intellectual property rights set forth in this Section 6 and to enable the other party to file and to prosecute patent applications and to maintain patents in any country;

                           (b)  effecting any required microorganism or other biological deposits to support the Exclusive Research Program Patents, as reasonably determined by counsel for INTRABIOTICS;

                           (c)  promptly informing the other party of any matters coming to such party’s attention that may affect the preparation, filing or prosecution or maintenance of any NCE Research Program Patents and Exclusive Research Program Patents; and

                           (d)  undertaking no actions that are potentially deleterious to the preparation, filing, prosecution or maintenance of NCE Research Program Patents and Exclusive Research Program Patents.

             6.6         If INTRABIOTICS elects (i) to abandon a granted Exclusive Research Program Patent or (ii) not to file an application for patent protection with respect to Exclusive Research Program Technology or (iii) to abandon a filed Exclusive Research Program Patent without refiling thereof, INTRABIOTICS shall provide to NCE reasonable notice thereof in writing, and NCE, at its option, shall have the right to maintain, file and prosecute any such Exclusive Research Program Patents at the cost and expense of NCE, with the consent of INTRABIOTICS, which shall not be unreasonably withheld.  INTRABIOTICS shall retain INTRABIOTICS’ license under any such Exclusive Research Program Patents.

             6.7         Each party shall promptly notify the other party in writing of any alleged or threatened infringement of the NCE Research Program Patents or Exclusive Research Program Patents of which it becomes aware and provide any information available to that party relating to such infringement.

             6.8         INTRABIOTICS shall have the right and option, but not the obligation, to bring and control, by counsel of its own choice and at its own expense, any action or proceeding with respect to third party infringement of any Exclusive Research Program Patents that are either issued at the time of commencement of, or issue during the pendency of, any such action or proceeding, and under which NCE has granted a license to INTRABIOTICS.  Upon written notice to NCE, INTRABIOTICS may require NCE to participate in such action as a necessary party, at INTRABIOTICS’s expense.  No settlement, consent judgment or other voluntary final disposition of the action which adversely affects any Exclusive Research Program Patent may be entered into without the consent of NCE, which consent shall not unreasonably be withheld.  Any recovery of damages by INTRABIOTICS for any such action shall be retained by INTRABIOTICS.

7.          CONFIDENTIALITY

             7.1         “Confidential Information” shall mean any technical or business information furnished by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) in connection with this Agreement, whether orally or in writing.  Such Confidential Information shall include, without limitation, the existence and terms of this Agreement (which shall be Confidential Information of both parties), trade secrets, know-how, inventions, technical data or specifications, testing methods, business or financial information, research and development activities, product and marketing plans, and customer and supplier information, including, but not limited to, such items that become known to a party during visits to the facilities of the other party. The Screening Data shall be deemed INTRABIOTICS’ Confidential Information.

             7.2         The Receiving Party agrees that it shall:

                           (a)                       Maintain all Confidential Information and Material in strict confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information and Material to its affiliates, directors, officers, employees, consultants, advisors and contractors listed in Appendix C and commercial and clinical manufacturers of Product covered by Exclusive Research Program Patents or Exclusive Research Program Technology licensed to INTRABIOTICS who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information and Material for the purposes set forth in this Agreement;

                           (b)                       Use all Confidential Information and Material solely for the purposes set forth in, or as permitted by, this Agreement; and

                           (c)                       Allow its affiliates, directors, officers, employees, consultants and advisors to reproduce the Confidential Information and Material only to the extent necessary to effect the purposes set forth in this Agreement, with all such reproductions being considered Confidential Information and Material.

             7.3         Each party shall be responsible for any breaches of Section 7.2. by any of its affiliates, directors, officers, employees, consultants , advisors and contractors. Each party will require those of its affiliates, directors, officers, employees, consultants, advisors and contractors who have access to the Confidential Information and Material be bound by written agreement to the confidentiality obligations and use restrictions herein.

             7.4         The obligations of the Receiving Party under Section 7.2. above shall not apply to any portion of the Disclosing Party’s Confidential Information to the extent that the Receiving Party can demonstrate by competent proof that such Confidential Information:

                           (a)                       Was generally known to the public or otherwise part of the public domain prior to the time of its disclosure under this Agreement;

                           (b)                       Entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party or its affiliates, directors, officers, employees, consultants, advisors, agents and contractors;

                           (c)                       Was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

                           (d)                       Is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality to the Disclosing Party with respect to such Confidential Information; or,

                           (e)                       Is required to be disclosed to comply with applicable laws or regulations (such as disclosure to the United States Securities and Exchange Commission, the United States Environmental Protection Agency, the United States Food and Drug Administration, or the United States Patent and Trademark Office or to their foreign equivalents), or to comply with a court or administrative order, provided that the Disclosing Party receives prior written notice of such disclosure and that the Receiving Party takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if reasonably possible, to minimize the extent of such disclosure.

             7.5         The obligations set forth in this Article 7 shall remain in effect after termination or expiration of this Agreement for a period of ten (10) years.

8.          INDEMNIFICATION

             8.1         INTRABIOTICS shall defend, indemnify and hold NCE and its directors, officers, employees, shareholders and agents, harmless from and against any and all third party claims, suits or demands for liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) arising out of or resulting from (i) the development, manufacture, use, distribution or sale of any Product by INTRABIOTICS, its affiliates, distributors, co-marketers, licensees or sublicensees or any person or entity that prepares or manufactures  Product for or on behalf of any of the foregoing or any person or entity who receives or obtains (directly or indirectly)  Product from any of the foregoing, (ii) any breach of Section 10 of this Agreement, (iii) INTRABIOTICS’ use of the Screening Libraries (except to the extent arising from third party claims of infringement of intellectual property rights related to the Screening Libraries), and/or (iv) the breach by a subcontractor listed in Appendix C of any term of this Agreement.  Such obligation shall not apply to those losses which arise out of the negligence or intentional misconduct of NCE.

             8.2         NCE shall defend, indemnify and hold INTRABIOTICS and its directors, officers, employees, shareholders and agents, harmless from and against any and all third party claims, suits or demands for liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) arising out of or resulting from (i) any breach of Section 10 of this Agreement, and/or (ii) the development, manufacture, use, distribution or sale of any Product by NCE, its affiliates, distributors, co-marketers or sublicensees or any person or entity that prepares or manufactures  Product for or on behalf of any of the foregoing or any person or entity who receives or obtains (directly or indirectly)  Product from any of the foregoing.  Such obligation shall not apply to those losses which arise out of the negligence or intentional misconduct of INTRABIOTICS.

             8.3         A person or entity that intends to claim indemnification under this Section (the “Indemnitee”) shall promptly notify the other party (the “Indemnitor”) of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the Indemnitee whether or not such claim is rightfully brought; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the Indemnitor if Indemnitor does not assume the defense, or if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other person represented by such counsel in such proceedings. The indemnity agreement in this Section shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The Indemnitor shall not settle any claim to be indemnified that could adversely affect the Indemnitee without the consent of the Indemnitee, which consent shall not be unreasonably withheld. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, only if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Section. The Indemnitee under this Section, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigations of any action, claim or liability covered by this indemnification.

9.          TERMINATION

             9.1         (a)         This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided hereunder, shall terminate when neither party has any remaining payment obligations to the other party under this Agreement (i.e., upon the date that both parties have ceased to research, develop and commercialize Products);

                           (b)        When a party has made all of the payments required by this Agreement with respect to a Product, such party shall have a fully paid up license to make, have made, use, import, offer for sale or sell such Product that shall survive termination of this Agreement.

             9.2         INTRABIOTICS may terminate this Agreement at will effective no earlier than [ * ] by providing NCE with [ * ] months prior written notice.

             9.3         Breach.

                           (a)         Failure by either party to comply with any of its material obligations contained in this Agreement shall entitle the other party to give to the party in default notice specifying the nature of the default and requiring it to cure such default. If such default is not cured within sixty (60) days (thirty (30) days in the event of a default with respect to an obligation to pay money) after the receipt of such notice, the notifying party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement in its entirety, by giving written notice to take effect immediately upon delivery of such notice. The right of either party to terminate this Agreement, as provided in this Section 9.3, shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

                           (b)        An election of remedy by a party for a material breach of this Agreement under this Section 9.3 on one occasion shall not constitute a waiver as to any other remedy that may be available to such party under this Section 9.3 as to any material breach on another occasion.

             9.4         The following sections shall survive termination of this Agreement:   2.2, 2.3, 2.4, 2.6, 3.11, 5.3, 5.6 (ii), 5.7, 6.1, 6.2, 6.3, 6.5, 9.1(b), 9.4 and 10.4, and Articles 7, 8, 11 and 12.

             9.5         Upon the earlier of termination of this Agreement or termination of the Research Program, INTRABIOTICS shall return all Screening Libraries to NCE.

10.                      REPRESENTATIONS AND WARRANTIES

             10.1       Mutual Representations and Warranties

             Each party represents to the other that:

                           (a)         Such party is duly organized and validly existing under the laws of the state or country of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

                           (b)        Such party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder;

                           (c)         This Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;

                           (d)        It has not entered into any agreement with any third party which is in conflict with the rights granted to the other party under this Agreement, and shall not have taken any action that would in any way prevent it from granting the rights granted to the other party under this Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to the other party under this Agreement. and

             10.2       INTRABIOTICS further represents and warrants to NCE that as of the Effective Date, without having made an investigation, INTRABIOTICS has no actual knowledge that the screening procedures that are to be used by INTRABIOTICS under this Agreement infringes the intellectual property rights of a third party.

             10.3       NCE further represents and warrants to  INTRABIOTICS that:

                           (a)         All information provided to INTRABIOTICS with respect to its ownership rights with regard to Identified Compounds, and Products, and related intellectual property rights, shall, to its knowledge, but without obligation to investigate, be complete and accurate.

                           (b)        As of the Effective Date, NCE has not received any notices of infringement or misappropriation or any written communications relating in any way to a possible infringement or misappropriation with respect to the use of the Screening Libraries, and without having made an investigation it has no knowledge that the use of the Screening Libraries as contemplated by this Agreement will or may involve any infringement or unauthorized use of any intellectual property rights of any third party;

                           (c)         To the best of NCE’s knowledge, as of the Effective Date, NCE owns the Screening Libraries that are to be provided to INTRABIOTICS under this Agreement and has the right to grant the license thereto that is granted to INTRABIOTICS under this Agreement.

                           (d)        To the best of its knowledge, but without the obligation to investigate, as of the Effective Date, NCE has no actual knowledge that any data or information given to INTRABIOTICS relating to the Screening Libraries is untrue or inaccurate in any material respect; and

                           (e)         As of the Effective Date, without having made an investigation, NCE has no actual knowledge that the Screening Libraries that are to be provided to INTRABIOTICS under this Agreement or that the procedures that NCE plans to use for identifying compounds under this Agreement infringes the intellectual property rights of a third party.

                           (f)         NCE will not grant to INTRABIOTICS a license in accordance with Sections 3.1 and 3.2 of this Agreement unless NCE has the right to grant to INTRABIOTICS such a license.

             10.4       Each party will follow good scientific practices in the performance of its duties pursuant to this Agreement.  HOWEVER, THE WORK TO BE PERFORMED HEREIN IS EXPERIMENTAL AND EACH PARTY EXPRESSLY DISCLAIMS ANY STATED OR IMPLIED WARRANTIES OF PATENTABILITY, MERCHANTABILITY, OR FITNESS FOR PARTICULAR PURPOSE OF ANY MATERIALS TO BE SUPPLIED BY SUCH PARTY TO THE OTHER PARTY UNDER THIS AGREEMENT.   IN NO EVENT SHALL EITHER PARTY OR ITS RESPECTIVE AFFILIATES AND PERMITTED SUBLICENSEES BE LIABLE FOR SPECIAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE, EXCEPT TO THE EXTENT SUCH PARTY MAY BE REQUIRED TO INDEMNIFY THE OTHER PARTY FROM SUCH DAMAGES CLAIMED BY THIRD PARTIES UNDER SECTION 8.

11.        NOTICE

             11.1       NOTICES shall be sent as follows:

If to NCE:	New Chemical Entities, Incorporated
18804 North Creek Parkway
Bothell, WA 98011 USA
Attn.: Dr. Dwight Baker
Tel. (425) 424-7250
Fax (425) 424-7299
If to INTRABIOTICS:	IntraBiotics Pharmaceuticals, Inc.
2021 Stierlin Court
Mountain View, CA 94043 USA
Attn.: Dr. John Fiddes
Tel. (650) 526-6800
Fax (650) 969-0663

12.        MISCELLANEOUS

             12.1       Relationship of Parties.  Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the parties. No party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

             12.2       Assignment.  Neither party shall be entitled to assign its rights hereunder without the express written consent of the other party hereto, except that either party may assign their respective rights and transfer their respective duties hereunder to an affiliate, to any assignee of all or substantially all of their business to which this Agreement relates, or in the event of their respective merger or consolidation. Any assignment not in accordance with this Section 12.2 shall be void and of no effect. No assignment and transfer shall be valid or effective unless and until the assignee/transferee shall agree in writing to be bound by the provisions of this Agreement in which case the Agreement will inure to the benefit of such successors and assigns.

             12.3       Further Actions.  Each party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

             12.4       Use of Name.  Except as otherwise provided herein, neither party shall have any right, express or implied, to use in any manner the name or other designation of the other party or any other trade name or trademark of the other party for any purpose in connection with the performance of this Agreement.

             12.5       Waiver.  A waiver by either party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party.

             12.6       Severability. If any term, condition or provision of this Agreement is held to be unenforceable for any reason, it shall, if possible, be interpreted to achieve the intent of the parties to this Agreement to the extent possible rather than voided.  In any event, all other terms, conditions and provision of this Agreement shall be deemed valid and enforceable to the full extent.

             12.7       Amendment.  No amendment, modification or supplement of any provisions of this Agreement or the Appendices thereto (except with respect to the addition or deletion of Targets) shall be valid or effective unless made in writing and signed by a duly authorized officer of each party.

             12.8       Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to its choice of law principles.  In the event that either party desires to initiate litigation with respect to this Agreement, such litigation shall be conducted in a court of competent jurisdiction in the State of Delaware and each party hereby submits to the jurisdiction of such court(s) and agrees that venue is proper in such court(s).

             12.9       Entire Agreement. This Agreement, together with the Exhibits hereto, sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges all prior discussions and negotiations between them. Neither of the parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of each party.

             12.10     Parties in Interest. All the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns.

             12.11     Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

             12.12     Counterparts. This Agreement may be executed simultaneously in any number of identical counterparts, any one of which need not contain the signature of more than one party but all such counterparts taken together shall constitute one and the same agreement.

             12.13     Dispute Resolution.  In the event of a dispute between the parties relating to the subject matter of this Agreement other than disputes arising from facts supporting the entry of a Temporary Restraining Order or Preliminary Injunction or similar emergency relief, the parties shall first submit such dispute to their respective Chief Operating Officers for resolution.  If the Chief Operating Officers are unable to resolve such dispute within thirty (30) days after its submission, either party make seek such relief or remedy as it may elect.

             12.14     To the extent that there is an inconsistency between the Appendices and the main portion of this Agreement, the main portion of the Agreement shall determine the rights and obligations of the parties.

IN WITNESS WHEREOF, the parties hereto, intending to be bound hereby, have caused this Agreement to be executed as of the dates indicated herein:

INTRABIOTICS PHARMACEUTICALS, INC.		NEW CHEMICAL ENTITIES, INC.
By: /s/ Kenneth J. Kelley		By: /s/ Barry Berkowitz
(Signature)		(Signature)
Name: Kenneth J. Kelley		Name:	Barry Berkowitz
Title: Chairman and Chief Executive Officer		Title:	CEO
Date:	January 24, 2001	Date:	1/24/01

APPENDIX A

to RESEARCH AND TECHNOLOGY AGREEMENT

dated January 24,  2001  between NCE, Inc. and INTRABIOTICS

[ * ]

             (one page of text omitted here)

APPENDIX B

to RESEARCH AND TECHNOLOGY AGREEMENT

dated January 24,  2001  between NCE, Inc. and INTRABIOTICS

[ * ]

(3 ½ pages of continuous text omitted here)

APPENDIX C

to RESEARCH AND TECHNOLOGY AGREEMENT

dated January 24, 2001  between NCE, Inc. and INTRABIOTICS

[ * ]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.